Final Term Sheet

Filed Pursuant to Rule 433

Registration Statement No. 333-139870

January 14, 2008

TARGET CORPORATION

5.125% Notes due 2013
6.000% Notes due 2018
7.000% Notes due 2038

Issuer:	Target Corporation

Title of Securities:	5.125% Notes due 2013 (the “2013 Notes”)
6.000% Notes due 2018 (the “2018 Notes”)
7.000% Notes due 2038 (the “2038 Notes” and, together with the 2013 Notes and the 2018 Notes, the “Notes”)

Aggregate Principal Amount Offered:	$500,000,000 (2013 Notes)
$1,250,000,000 (2018 Notes)
$2,250,000,000 (2038 Notes)

Maturity Dates:	January 15, 2013 (2013 Notes)
January 15, 2018 (2018 Notes)
January 15, 2038 (2038 Notes)

Coupon (Interest Rate):	5.125% per annum (2013 Notes)
6.000% per annum (2018 Notes)
7.000% per annum (2038 Notes)

Price to Public (Issue Price):	99.674% of principal amount, plus accrued interest from the expected settlement date (2013 Notes)
99.194% of principal amount, plus accrued interest from the expected settlement date (2018 Notes)
99.318% of principal amount, plus accrued interest from the expected settlement date (2038 Notes)

Net Proceeds to Issuer:	$496,620,000 (before transaction expenses) (2013 Notes)
$1,234,300,000 (before transaction expenses) (2018 Notes)
$2,214,967,500 (before transaction expenses) (2038 Notes)

Yield to Maturity:	5.200% (2013 Notes)
6.109% (2018 Notes)
7.055% (2038 Notes)

Benchmark Treasury:	UST 3.625% due December 31, 2012	(2013 Notes)
	UST 4.250% due November 15, 2017	(2018 Notes)
	UST 4.750% due February 15, 2037	(2038 Notes)

Benchmark Treasury Price and Yield:	102-20; 3.050% (2013 Notes)
104-00; 3.759% (2018 Notes)
106-15; 4.355% (2038 Notes)

Spread to Benchmark Treasury:	2.15% (215 basis points) (2013 Notes)
2.35% (235 basis points) (2018 Notes)
2.70% (270 basis points) (2038 Notes)

Interest Payment Dates:	Semi-annually on January 15 and July 15, beginning on July 15, 2008

Optional Redemption:

The Notes will be redeemable at Issuer’s option at any time, in whole or in part, at a redemption price equal to (A) the greater of (i) 100% of the principal amount of such Notes and (ii) the sum of the present values of remaining scheduled payments of principal and interest (exclusive of interest accrued to the date of redemption) on such Notes discounted to the redemption date on a semi-annual basis at the Treasury rate applicable to the 2013 Notes, the 2018 Notes or the 2038 Notes, as the case may be, plus 0.30% (30 basis points) in the case of the 2013 Notes, 0.35% (35 basis points) in the case of the 2018 Notes and 0.40% (40 basis points) in the case of the 2038 Notes, plus (B) accrued interest to the redemption date

Change of Control Offer:

If a change of control triggering event occurs with respect to the 2013 Notes, the 2018 Notes or the 2038 Notes, the Issuer will be required, subject to certain conditions, to make an offer to repurchase the Notes with respect to which the change of control triggering event has occurred at a price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest to the date of repurchase (all as described in the Issuer’s Preliminary Prospectus

Supplement dated January 14, 2008 relating to the Notes)

Trade Date:	January 14, 2008

Settlement Date (T+3):	January 17, 2008

Joint Book-Running Managers:	Banc of America Securities LLC, Citigroup Global Markets Inc. and Lehman Brothers Inc.

Senior Co-Managers:	Goldman, Sachs & Co., J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated

Junior Co-Managers:

BNP Paribas Securities Corp., HSBC Securities (USA) Inc., Mitsubishi UFJ Securities International plc, Mizuho Securities USA Inc., Piper Jaffray & Co., Wachovia Capital Markets LLC and Wells Fargo Securities, LLC

Type of Offering:	SEC registered (No. 333-139870)

Listing:	None

CUSIP/ISIN:	87612E AT3/US87612EAT38 (2013 Notes)
87612E AS5/US87612EAS54 (2018 Notes)
87612E AU0/US87612EAU01 (2038 Notes)

Long-term Debt Ratings:	Moody’s, A2; S&P, A+; Fitch, A

Note:   A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll free at 1-800-294-1322, Citigroup Global Markets Inc. toll free at 1-877-858-5407 or Lehman Brothers Inc. toll free at 1-888-603-5847.